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The Board of Directors
Service Systems International, Ltd.:


We consent to incorporation by reference in the registration statement (No. 1.333-37203) on Form S-8 of our report dated November 20, 1997, relating to the consolidated balance sheets of Service Systems International, Ltd. and subsidiary as of August 31, 1997 and 1996 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the two year period ended August 31, 1997, which report appears in the August 31, 1997 annual report on Form 10-KSB of Service Systems International, Ltd.

                                         /s/ ELLIOTT TULK PRYCE ANDERSON

Vancouver, BC, Canada
December 15, 1997